Exhibit 23.1a

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Ensign Services, Inc.

We consent to the inclusion in this Registration Statement on Form S-1/A1 filed with the SEC on May 8, 2008 (the “Registration Statement”), of our report dated December 10, 2007, relating to the balance sheets of Ensign Services, Inc. as of September 30, 2007 and 2006, and the related statement of operations, stockholders’ deficit and cash flows for the years ended September 30, 2007 and 2006, and the period from July 13, 2005 (inception) through September 30, 2007, appearing in the Prospectus, which is a part of such Registration Statement.  We also consent to the reference to our firm under the caption “Experts” in such Registration Statement.

/s/ Li & Company, PC

Li & Company, PC

Skillman, New Jersey

May 8, 2008